UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2013

CENTURY PROPERTIES FUND XIX, LP

(Exact name of registrant as specified in its charter)

DELAWARE	0-11935	94-2887133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 INTERNATIONAL DRIVE, SUITE 130 GREENVILLE, SOUTH CAROLINA	29615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (864) 239-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07. Submission of Matters to a Vote of Security Holders

As previously disclosed, on February 28, 2013, Century Properties Fund XIX, LP, a Delaware limited partnership (“CPF XIX”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AIMCO Properties, L.P., a Delaware limited partnership (“AIMCO Properties”) and AIMCO CPF XIX Merger Sub LLC, a Delaware limited liability company of which AIMCO Properties is the sole member (the “Merger Subsidiary”). The Merger Agreement provides for (i) the merger of the Merger Subsidiary with and into CPF XIX, with CPF XIX as the surviving entity (the “Merger”), upon approval by a majority in interest of the units of limited partnership interest of CPF XIX (the “Units”) outstanding.

On June 18, 2013, AIMCO Properties and its affiliates took action by written consent to approve the Merger, which was completed on June 18, 2013. Prior to the Merger, there were 89,233 Units issued and outstanding, of which AIMCO Properties and its affiliates owned 60,711.66 Units (approximately 68.04%). After accounting for a voting restriction to which a portion of such Units were subject, AIMCO Properties and its affiliates were entitled to vote 49,469 Units, or approximately 55.44% of the outstanding Units, in favor of the Merger Agreement and the Merger. As a result of the Merger, each Unit outstanding immediately prior to consummation of the Merger (other than Units as to which appraisal rights are elected) was converted into the right to receive, at the election of the holder, either $364.65 in cash (the “Cash Consideration”) or 12.33 partnership common units of AIMCO Properties. Limited partners who reside in the State of California, or who fail to make an election, will receive only the Cash Consideration. In addition, as a result of the Merger, AIMCO Properties’ membership interest in the Merger Subsidiary was converted into 1,000 units of limited partnership interest of CPF XIX. Fox Partners II continues to be the general partner of CPF XIX and CPF XIX’s agreement of limited partnership in effect immediately prior to the Merger is the agreement of limited partnership of CPF XIX with the following change: a description of the merger was added.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PROPERTIES FUND XIX, LP

Date: June 18, 2013	By:	FOX PARTNERS II
Its General Partner

	By:	FOX CAPITAL MANAGEMENT CORPORATION
Its Managing General Partner

	By:	/s/ Stephen Waters
Stephen Waters
Senior Director of Partnership Accounting